Exhibit 23.2

Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Commerce One, Inc. for the registration of 7,153,840 shares of its common stock and to the incorporation by reference therein of our report dated January 27, 2003, with respect to the consolidated financial statements and financial statement schedule of Commerce One, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Walnut Creek, California
April 1, 2004